Exhibit 99.1

Lexaria Engages Respected Consulting and Finance Firms

Kelowna, BC / July 21, 2016 / Lexaria Bioscience Corp. (OTCQB:LXRP) (CSE:LXX) (the “Company”) is pleased to announce it has entered into two agreements with highly respected New York based firms.

The first agreement is with PPMT Strategic Group, Inc, (“PPMT”) a strategic consulting group with widespread capabilities that include, Mergers & Acquisitions advisory services, Sales and Marketing, Industry Partnering, Compliance and Executive CFO services and much more. PPMT is expected to gain access on behalf of Lexaria to potential industry partners in the sectors where Lexaria’s technology holds immense promise: such as generic vitamins and supplements and pain medications, as well as other sectors.

PPMT offers a wide range of business advisory capabilities designed to augment the management functions of Microcap Companies and their Board of Directors. In entering this agreement Lexaria has significantly enhanced its Management breath of expertise in a cost effective manner. Lexaria expects PPMT to introduce the Lexaria Technology and Products to their network of business relationships that are mutually beneficial and lead toward much higher awareness and visibility for Lexaria’s products and technology.

“We are excited to work with the Lexaria team to accelerate the introduction of their technology to the market. We believe that Lexaria Technology has the potential to disrupt the nutraceutical and the OTC sectors.“ said Wesley Ramjeet, CEO of PPMT Strategic Group.

The second agreement is with Terra Nova Capital Partners, Inc, a boutique investment and merchant banking firm with global reach. Established in 1999, the firm has led or participated in capital raises and/or financings of over $465 million since 2003, and is a FINRA registered broker-dealer. Terra Nova reaches a global network of over 28 countries and will be providing Lexaria with advice, support and expertise with its capital needs for the 12-month term of the engagement.

Terra Nova is a leading advisor to micro-cap public companies in private placements and other forms of company financing, and is part of the Global Alliance Partners network which has collectively completed over $33 billion in over 1,000 corporate transactions.

“We couldn’t be more pleased than to be working with such reputable and capable firms as Terra Nova and PPMT Group,” said Chris Bunka, CEO of Lexaria. “These new relationships will strengthen Lexaria in many ways and focus on immediate and achievable targets that will build our brands and our business.”

PPMT will receive 250,000 restricted common shares as initial payment under the agreement. PPMT will receive 250,000 warrants to purchase common shares each month until the end of the agreement, with a fixed floor price and otherwise subject to normal regulatory conditions.

The securities issued will be subject to a hold period for any resales into the USA under Rule 144 of six months and one day. All share and warrant issuances will be subject to normal regulatory approvals.

The securities referred to herein will not be or have not been registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Lexaria

Lexaria Bioscience Corp. is a food sciences company focused on the delivery of active compounds that can behave as superfoods through its proprietary infusion technologies. Lexaria’s technology enables higher bioavailability rates for CBD; THC; NSAIDs; Nicotine and other molecules than is possible without lipophilic enhancement technology. This can allow for lower overall dosing requirements and/or higher effectiveness in active molecule delivery. Lexaria hopes to reduce other common but less healthy ingestion methods such as smoking as it embraces the benefits of public health. www.lexariaenergy.com

FOR FURTHER INFORMATION PLEASE CONTACT:

Lexaria Bioscience Corp.
Chris Bunka
Chairman & CEO
(250) 765-6424

FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements, including but not limited to: that any license arrangements may be entered into with other companies or partners, that the Company’s technology will prove to be beneficial to third parties or to generate revenue for the Company. There is no assurance that the engagement of PPMT Strategic Group Inc. will result in higher visibility or awareness of the Company’s products or technology. Forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. Access to capital, or lack thereof, is a major risk and there is no assurance that the Company will be able to raise required working capital. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition, the patent application and approval process and other factors which may be identified from time to time in the Company's public announcements and filings. There is no assurance that the engagement of consultants or participation in the hemp oil sector or alternative health businesses will provide any benefit to Lexaria, or that the Company will experience any growth through participation in these sectors or as a result of the engagement of consultants. There is no assurance that existing capital is sufficient for the Company's needs or that it will be able to raise additional capital despite the engagement of Terra Nova Capital Partners. There is no assurance that any planned corporate activity, business venture, or initiative will be pursued, or if pursued, will be successful. There is no assurance that any patent application in the USA or any other nation or under any treaty will result in the award of an actual patent; nor that an award of any actual patent will protect against challenges from unknown third parties. There is no assurance that any definitive agreement will be reached to license the Company’s technology to any third party in return for compensation. There is no assurance that the Company’s competitive position, financial leverage, or likelihood of receiving additional patent allowances will be improved as a result of any potential future patent allowance by the USPTO. There is no assurance that any of Lexaria’s postulated uses, benefits, or advantages for the patent-pending technology will in fact be realized in any manner or in any part. No statement herein has been evaluated by the Food and Drug Administration (FDA). ViPovaTM products are not intended to diagnose, treat, cure or prevent any disease.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.